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                 October 18, 2021

       Bennett J. Yankowitz
       Chief Financial Officer
       RocketFuel Blockchain, Inc.
       201 Spear Street, Suite 1100
       San Francisco, CA 94105

                                                        Re: RocketFuel
Blockchain, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed October 13,
2021
                                                            File No. 333-260207

       Dear Mr. Yankowitz:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Anna Abramson, Staff Attorney, at (202) 551-4969 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Elizabeth C. McNichol